Exhibit 10.2

FOX FACTORY HOLDING CORP.
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
(Michael C. Dennison)

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is executed on June 26, 2019 and effective on June 29, 2019 (the “Effective Date”), between Fox Factory Holding Corp., a Delaware corporation having offices and the Executive’s principle office, at 6634 Hwy. 53, Braselton, GA 30517 (the “Company”), and Michael C. Dennison (“Executive”), and amends and restates that certain Employment Agreement, by and between the Company and the Executive, dated August 29, 2018 (as previously amended, modified or agreed to, the “Original Agreement”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company (or, as applicable, a Subsidiary of the Company), upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in paragraph 4 hereof. The employment relationship between Executive and the Company and any Subsidiary shall at all times be “at-will.” This means that the employment relationship is at the “will” of Executive and the Company and either Executive or the Company may elect to terminate the employment relationship at any time, for no particular reason or cause, upon notice to the other (including, if applicable, any notice required by Section 4(a) (v) or (vi) below), without further obligation to one another except as provided herein.

2.Position and Duties.

(a)Executive shall serve as the Chief Executive Officer of the Company and shall have the normal duties, responsibilities, functions and authority customarily associated with such position and such other duties and responsibilities as may be assigned from time to time to Executive by the Company’s Board of Directors (the “Board”), all subject to the power and authority of the Board to expand or limit such duties, responsibilities, functions and authority and to overrule actions of officers of the Company.

(b)Executive shall report to the Board and Executive shall devote Executive’s full-time energies and attention to the business and affairs of the Company and its Subsidiaries. Executive shall perform Executive’s duties, responsibilities and functions to the Company and its Subsidiaries hereunder in a diligent, trustworthy, professional, ethical and efficient manner and shall comply with the policies and procedures of the Company and its Subsidiaries and will cooperate fully with the Board in the advancement of the best interests of the Company. Notwithstanding, Executive may engage in charitable, civic, fraternal and trade association activities that do not interfere materially with Executive’s obligations to the Company or any Subsidiary. Further, nothing in this Agreement shall limit Executive’s ability to: (i) serve as a member of any board of directors for any non-profit organization, so long as such membership does not interfere materially or conflict with Executive’s obligations to the Company or any Subsidiary; or (ii) as otherwise agreed by the Board in writing.

(c)For purposes of this Agreement, “Subsidiary” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, now or hereafter, owned directly or indirectly by the Company.

(d)For purposes of this Agreement, “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder.

3.Compensation and Benefits. In exchange for services rendered by the Executive hereunder, the Company shall provide the following:

(a)Base Salary. Executive’s base salary shall be $662,000 per annum (the “Base Salary”), to be paid in accordance with the Company’s customary payroll practices. The Base Salary will be reviewed on an annual basis by the Compensation Committee of the Board (the “Compensation Committee”) and may be increased (or decreased as part of substantially similar reductions applicable to all executives) from time to time, at the discretion of the Compensation Committee. Prior to the Effective Date, the Executive shall be paid a Base Salary in accordance with the Original Agreement.

(b)Performance Bonus (90.0% Target). Beginning with the fiscal year ending January 3, 2020, Executive will be eligible to receive a bonus (the “Performance Bonus”) based on three levels: minimum, target and maximum. The bonus for Executive at each level will be comprised of an objective component based on the achievement of Company EBITDA targets. The term “Executive’s Base Salary” means Executive’s actual Base Salary, exclusive of any other compensation received by Executive regardless of form, in effect as of the date the Performance Bonus is calculated. The term “EBITDA” means the earnings before interest, taxes, depreciation and amortization of the Company on a consolidated basis, calculated in accordance with generally accepted accounting principles utilized in determining the Target EBITDA (as defined below) and applied on a consistent basis. Furthermore, non-operating income, currency translation impact, gains and losses attributable to the disposal of Company and/or its Subsidiaries’ assets, and stock compensation expenses shall be excluded from the calculation of EBITDA in accordance with generally accepted accounting principles. Additionally, from time to time the Board or any committee thereof, in their sole discretion, may elect to exclude other non-recurring expenses from the calculation of EBITDA. All determinations of EBITDA shall be derived from the Company’s annual audited financial statements and determined by the the Board or any committee thereof, whose determination shall be conclusive and final. Each Performance Bonus under this Section 3(b) shall be paid in cash, in a lump sum, within the same calendar year in which the Company receives its audited financials for such fiscal year.

(i)Minimum Target. If, for a particular year, the Company’s EBITDA for the year is less than Target EBITDA (as defined below) but equals or exceeds 90% of Target EBITDA, then Executive’s Performance Bonus shall be equal to the product of (A) 45.0% plus the product of 4.5% times each full one percentage point positive variance to 90% of Target EBITDA, times (B) Executive’s Base Salary. For example, if actual EBITDA is 97.6% of Target EBITDA, then Executive’s Performance Bonus shall be equal to 76.5% times Executive’s Base Salary (45.0% + (4.5% x 7) = 76.5%). For clarity, if EBITDA is under 90% of Target EBITDA, then Executive shall not receive any bonus based on EBITDA.

(ii)Target Level. If, for a particular year, the Company’s EBITDA for the year is more than Target EBITDA but less than 110% of Target EBITDA, then Executive’s Performance Bonus shall be equal to the product of (A) 90.0% plus the product of 4.5% times each full one percentage point positive variance to Target EBITDA, times (B) Executive’s Base Salary. For example, if actual EBITDA is 107.6% of Target EBITDA, then Executive’s Performance Bonus shall be equal to 121.5% times Executive’s Base Salary (90.0% + (4.5% x 7) = 121.5%).

(iii)Maximum Target. If, for a particular year, the Company’s EBITDA for the year equals or exceeds 110% of Target EBITDA, then Executive’s Performance Bonus shall be equal to (A) 135.0% times (B) Executive’s Base Salary.

(iv)Definitions of Target EBITDA. For purposes of this Agreement, “Target EBITDA” means, for each fiscal year, the EBITDA set forth in the operating budget of the Company, as approved by the Board or any committee thereof, for the particular year.

(v)Pro-Rated 2019 Performance Bonus.  Executive’s Performance Bonus for the fiscal year ending January 3, 2020 shall be pro-rated such that (1) a portion shall be calculated by multiplying (A) the bonus Executive would otherwise have received under Section 3(b) of the Original Agreement, which is hereby incorporated by reference, had Executive been employed as the President, Powered Vehicles Group for the entire fiscal year by (B) a fraction, the numerator of which is the number of days from (and including) December 30, 2018 through (and including) the Effective Date, and the denominator of which is 365, and (2) a portion shall be calculated by multiplying (A) the bonus Executive would otherwise have received under this Agreement had Executive been employed as the Chief Executive Officer for the entire fiscal year by (B) a fraction, the numerator of which is the number of days from (and including) the Effective Date through (and including) January 3, 2020, and the denominator of which is 365.

(vi)Continued Employment Requirement.  In order to encourage and reward longevity, except as otherwise specifically provided in Section 4(b)(ii) hereof, Executive shall not be entitled to any Performance Bonus unless Executive is employed by the Company on the day on which the Company actually pays performance bonuses to its executives.

(c)Employee Benefits. Executive shall be included, to the extent eligible under the terms and conditions, as such terms and conditions may be established or changed from time to time by the Board or any committee thereof in their sole discretion, in any and all of the Company plans providing benefits for its executives. Except as otherwise provided herein, nothing contained herein shall obligate the Company to adopt or maintain any benefit plan and nothing herein shall restrict the Company’s right in its sole discretion to adopt, modify or otherwise alter, in whole or in part, any and/or all of its benefit plans, provided that such adoption, abolition, modification or alteration is of general effect and applicable to all of the Company’s employees and/or officers under such plans.

(d)Discretionary Paid Time Off (DTO). Executive shall be entitled to participate in the Company’s Discretionary Paid Time Off (DTO) Policy. Executive may take paid time off each fiscal year in accordance with the policies of the Company in effect for its executive officers from time to time. Executive shall take discretionary paid time off at such time or times as shall be approved by the Company, which approval shall not be withheld unreasonably.

(e)Business Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(f)Payroll Withholdings. From each payment to Executive of Base Salary and Performance Bonus, if any, the Company will report, withhold and pay to the proper governmental authorities any and all amounts required by law to be withheld for federal, state and local income and employment taxes, and any and all other amounts required by law to be reported and/or withheld from Executive’s wages. The Company will also deduct from Executive’s salary payments those sums authorized by Executive in writing, approved by the Company, and permissible under the law. The Company will make those payments and contributions, such as unemployment insurance premiums, workers’ compensation insurance premiums, the employer’s portion of state disability insurance premiums, and the employer’s portion of federal employment taxes, which are required by law to be made by the Company.

(g)Equity. Executive will be eligible to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or any authorized committee will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

4.Termination of Employment.

(a)Termination. This Agreement and the employment of Executive by the Company and any Subsidiary may be terminated at any time as follows:

(i)By mutual agreement of the parties;

(ii)By the Company if Executive dies or becomes Disabled. For purposes of this Agreement, “Disabled” shall mean any mental or physical illness or disability that renders Executive unable to perform the essential functions of Executive’s position for a period of 90 consecutive days or 180 days during any twelve month period with or without reasonable accommodation;

(iii)By the Company for Cause. For purposes of this Agreement, “Cause” shall mean with respect to Executive, one or more of the following: (A) willful or grossly negligent violation of any law which causes material injury to the business of the Company (or any Subsidiary) or entry of a plea of nolo contendere (or similar plea) to a charge of such an offense, (B) conduct causing the Company or any of its Subsidiaries significant public disgrace or disrepute, (C) any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its Subsidiaries to the material disadvantage or detriment of the Company and its Subsidiaries, (D) Executive’s willful violation of Executive’s fiduciary duties to the Company or any Subsidiary, including the duty of loyalty and the corporate opportunity doctrine, (E) commission of, or the act of fraud, dishonesty, misappropriation or embezzlement, or Executive’s commission of any felony offense, (F) material breach of Executive’s representations, warranties, or covenants under this Agreement or any other agreement between the parties hereto that, if curable and unrelated to a breach of Section 5 of this Agreement, remains uncured for 15 days following written notice thereof from the Company to the Executive, and (G) refusal to comply with the Board’s reasonable orders or directives (including refusal to perform, other than as a result of death or Disability, material assigned duties or responsibilities) or the Company’s (or its Subsidiaries’) material and reasonable rules, regulations, policies, procedures or practices, in each case, that are not inconsistent with the terms of this Agreement or applicable law, which continues uncured for 15 days following written notice thereof from the Company to Executive.

(iv)By the Company without Cause;

(v)By Executive for Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s resignation from employment at any time within ninety (90) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following: (A) a reduction in Executive’s Base Salary below the amount on the date hereof (other than a substantially similar reduction applicable to all executives), (B) material breach by the Company of this Agreement, or (C) without Executive’s consent, a material reduction in Executive’s duties or responsibilities such that Executive is no longer playing the role of a Chief Executive Officer (or at least an equivalent position). Under this Agreement, Executive will not be able to resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and, if such grounds are curable, a reasonable cure period of not less than thirty (30) days following the date of such notice; or

(vi)By Executive, voluntarily, at any time; provided that Executive agrees to give the Company not less than 90 days written notice of Executive’s resignation unless such notice period is waived by the Company.

(b)Consequences of Termination. Executive shall be entitled to the following compensation in the event of termination of Executive’s employment pursuant to the terms of paragraph 4(a):

(i)Following any termination under paragraphs 4(a)(i), (ii), (iii) or (vi), Executive (or in the event of Executive’s death, Executive’s estate) shall be entitled to receive, immediately upon termination by the Company for Cause or based on mutual agreement, or within thirty (30) days of the date of termination based on death, Disability, or resignation by Executive without Good Reason, a lump sum payment in cash in an amount equal to Executive’s accrued and unpaid Base Salary plus any authorized business expenses incurred and un-reimbursed as of the date of termination or death. In addition, in the event of Executive’s cessation of employment because he has become Disabled, or due to his death, in addition to any bonus payable pursuant to Section 10(c) below, Executive shall receive a pro rata payment of Executive’s 3(b) Performance Bonus (taking into account the provisions of Section 3(b)(ix)), such pro rata 3(b) Bonus payment being calculated as the product of that fiscal year’s 3(b) Bonus multiplied by a fraction, the numerator of which is the number of days Executive is employed with the Company in the fiscal year in which Executive’s termination from employment occurs and the denominator of which is 365 days, and such bonus payment, if any, shall be made in a cash lump sum within the same calendar year in which the Company receives its audited financials for such fiscal year.

(ii)Following any termination under paragraphs 4(a)(iv) or (v) (and despite his subsequent death), Executive (or, in the event of Executive’s death, Executive’s estate) shall be entitled to receive (A) immediately upon termination by the Company without Cause, or within fifteen (15) days of the date of termination by Executive for Good Reason, a lump sum payment in cash in an amount equal to Executive’s accrued and unpaid Base Salary plus any authorized business expenses incurred and un-reimbursed as of the date of termination, (B) severance (“Severance”) in an amount equal to: Executive’s per annum Base Salary as of the date of termination, unless Executive’s Base Salary was reduced in violation of paragraph 4(a)(v)(A), in which case it shall be an amount equal to Executive’s per annum Base Salary as in effect prior to such reduction, provided such amount is greater than Executive’s Base Salary on the date of termination; and provided further that such amount shall be payable in twelve substantially equal payments beginning, as provided in Section 4(b)(iii), on the first regular payroll date immediately following the eighth (8th) day following the Executive’s timely execution of a Release, (C) in addition to any bonus payable pursuant to Section 10(c) below, a pro rata payment of Executive’s 3(b) Performance Bonus, such pro rata 3(b) Bonus payment (taking into account the provisions of Section 3(b)(ix)) being calculated as the product of that fiscal year’s 3(b) Bonus multiplied by a fraction, the numerator of which is the number of days Executive is employed with the Company in the fiscal year in which Executive’s termination from employment occurs and the denominator of which is 365 days, and such bonus payment, if any, shall be made in a cash lump sum within the same calendar year in which the Company receives its audited financials for such fiscal year, and (D) during the period Executive receives severance, COBRA insurance benefits funded by the Company, and Executive agrees to reimburse the Company for such COBRA expenses in excess of the monthly amount the Company was paying toward Executive’s Company-provided group health insurance coverage immediately prior to Executive’s cessation of employment; provided, however, if the COBRA insurance coverage period expires during the severance period, then during the remainder of the severance period, the Company shall make monthly payments to Executive to subsidize Executive’s health care insurance costs in an amount equal to the monthly dollar amount the Company was paying toward Executive’s Company-provided group health insurance coverage immediately prior to Executive’s cessation of employment. “Change of Control Event” as used herein means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act); or (ii) any person or group, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the total voting power of the voting stock of the Company, including by way of merger, consolidation, or otherwise.

(iii)Notwithstanding anything in this Agreement to the contrary, Severance shall not be paid nor begun prior to the eighth (8th) day following the return by Executive to the Company of an executed release as described in the immediately following sentence (the “Release”) and only if such Release is returned to the Company prior to the sixtieth (60th) day immediately following the Executive’s “separation from service” (within the meaning of Section 409A). Any “Release” shall provide, in effect, that Executive thereby releases and waives, for Executive and Executive’s heirs, executors, administrators and assigns, all claims against the Company and its Subsidiaries, and their respective officers, directors, employees, agents, shareholders, future shareholders, affiliates, divisions, successors, predecessors, representatives, attorneys, and assigns, and any persons acting with them (“Releasees”), from all claims (including claims for attorneys’ fees and costs), demands and causes of action, known or unknown, which Executive may have or claim to have against any Releasee, arising out of, or in any way relating to, Executive’s employment, or the termination of Executive’s employment, with the Company (including its Subsidiaries and affiliates), whether based on any act or omission to act or otherwise.

(iv)Subject to Executive’s timely execution of a Release, any payment under paragraphs 4(b)(i) and (ii) shall be made in accordance with the Company’s normal payroll, or other applicable payment, practices, and, other than the payment of such amounts, the Company’s obligation to make any further payments of any kind or provide benefits, other than extended health coverage under 4(b)(ii), to Executive shall cease and terminate upon Executive’s date of termination.

(c)Resignation Upon Termination. Upon termination of Executive’s employment for any reason, Executive agrees and covenants that Executive shall immediately tender a resignation to the Company for any position held by Executive as a member of the Company’s and each of its Subsidiaries’ Boards of Directors and any committee thereof.

(d)Suspension of 409A Payments. Any payment or benefit under this Agreement that Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Internal Revenue Code shall be delayed to the extent required by Section 409A until a date that is six months and one day from the date of Executive’s Separation from Service (as such term is defined herein below) (the “409A Suspension Period”). Within 10 days after the end of the 409A Suspension Period, Company shall pay to Executive a lump sum payment in cash equal to any payments, and any cash payments that the Company would otherwise have been required to provide, but for the imposition of the 409A Suspension Period. After the 409A Suspension Period, Executive shall receive any remaining cash payments or benefits in accordance with the terms of this Agreement (as if there had not been any 409A Suspension Period beforehand). For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Treasury Regulation Section 1.409A-1(h)(1)(i); provided, however, that pursuant to Treasury Regulation Section 1.409A-1(h)(1)(ii), the parties hereby provide that a “separation from service” shall occur within the meaning of Treasury Regulation Sections 1.409A-1(h)(1)(i) and (ii) as of the first date coincident with or following a termination of employment that the Company and Executive reasonably anticipate a permanent reduction in the level of bona fide services that Executive will perform for Company (and any entity that would be considered the same “service recipient” as Company under Internal Revenue Code Section 409A (collectively, the “Service Recipient”) in the future (whether as an employee or an independent contractor) will decrease to a level equal to twenty percent or less of the average level of bona fide services Executive provided to the Service Recipient in the 36 months immediately preceding such date (or the full period of service to the Service Recipient if Executive has been providing services to the Service Recipient for less than 36 months).

(e)All payments to be made to Executive upon a termination of employment may only be made upon a Separation from Service of Executive or a Change of Control Event. For purposes of Section 409A, (i) each payment made under this Agreement shall be treated as a separate payment; (ii) Executive may not, directly or indirectly, designate the calendar year of payment; and (iii) no acceleration of the time and form of payment of any nonqualified deferred compensation to Executive or any portion thereof, shall be permitted except in relation to a Change of Control Event.

5.Confidential Information.

(a)Executive acknowledges that the continued success of the Company and its Subsidiaries and affiliates, depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.” Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company’s or its Subsidiaries’ or affiliates’ current or potential business or is disclosed to the Company or its Subsidiaries by any third party pursuant to a confidentiality agreement and (ii) is not generally or publicly known. Confidential Information includes, without specific limitation, information, observations and data obtained by Executive during the course of Executive’s performance of the services under this Agreement, information concerning acquisition opportunities in or reasonably related to the Company’s or its Subsidiaries’ or affiliates’ business or industry of which Executive becomes aware during the Employment Period, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during Executive’s course of performance of services under this Agreement, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic marketing, product development and business expansion plans, including plans regarding planned and potential sales and financial projections, employee lists and telephone numbers, locations of sales representatives, product designs and specifications, including any future or proposed products, manufacturing techniques and information, integration processes and financial information and forecasts; provided, however, that Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of Executive’s breach of this Agreement; (b) was in Executive’s possession prior to disclosure without any other obligation to maintain its confidentiality; or (c) was or is independently developed by Executive without using or referencing any Confidential Information. Therefore, Executive agrees that Executive shall not at any time, directly or indirectly, (i) disclose or permit the disclosure of any Confidential Information to any person or firm other than Company (or its Subsidiaries) or any person or firm to which such disclosure would be protected by a confidentiality agreement with the Company (or its Subsidiaries), or (ii) use or permit the use of any Confidential Information except in the ordinary course of performance of Executive’s duties. Executive agrees to deliver to the Company at the end of the Employment Period, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents relating to the business of the Company or its Subsidiaries or affiliates (including, without limitation, all Confidential Information), whether on paper or in any other form or medium, and all copies thereof that Executive may then possess or have under Executive’s control.

(b)During Executive’s employment with the Company, Executive shall not use or disclose any Confidential Information or trade secrets, if any, of any former employers or any other person to whom Executive has an obligation of confidentiality, and shall not bring onto the premises of the Company or its Subsidiaries or affiliates any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or person. Executive shall use in the performance of Executive’s duties only information that is (i) generally known and used by persons with training and experience comparable to Executive’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or its Subsidiaries or affiliates or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person. If at any time during this employment with the Company or any Subsidiary, Executive believes Executive is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately.

(c)The obligations of Executive provided in this paragraph 5 shall last, as to any Confidential Information, for so long as that Confidential Information remains confidential as set forth in paragraph 5(a) or has proprietary value, whichever is longer, whether during Executive’s employment or after the termination thereof.

(d)Notwithstanding the foregoing, nothing in this Agreement prohibits, limits, or restricts, or shall be construed to prohibit, limit, or restrict, Executive from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Exchange Act and the rules and regulations thereunder), without notice to or consent from the Company. Moreover, the federal Defend Trade Secrets Act of 2016 immunizes Executive against criminal and civil liability under federal or state trade secret laws - under certain circumstances - if Executive discloses a trade secret for the purpose of reporting a suspected violation of law. Immunity is available if Executive discloses a trade secret in either of these two circumstances: (1) Executive discloses the trade secret (a) in confidence, (b) directly or indirectly to a government official (federal, state or local) or to a lawyer, and (c) solely for the purpose of reporting or investigating a suspected violation of law; or (2) In a legal proceeding, Executive discloses the trade secret in the complaint or other documents filed in the case, so long as the document is filed “under seal” (meaning that it is not accessible to the public).

6.Intellectual Property, Inventions and Patents.

(a)Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable works, mask works and moral rights (in each case, whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable or trademarkable) which (i)(A) are developed using the equipment, supplies, facilities or trade secrets of the Company or its Subsidiaries or any Confidential Information, or (B) relate to the Company’s or its Subsidiaries’ actual or demonstrably anticipated business, research and development or existing or future products or services, or (C) result from work performed by Executive for the Company or its Subsidiaries, and (ii) which are conceived, developed or made by Executive (whether solely or jointly with others) while employed by or as a result of Executive’s employment with the Company and/or its Subsidiaries, whether before or after the date of this Agreement (“Work Product”), belong to the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish, confirm and perfect such ownership in the Company or its Subsidiaries, as applicable (including, without limitation, assignments, consents, powers of attorney, waivers of rights, including moral rights, and other instruments). Executive acknowledges that all original works of authorship protected by copyright included in the Work Product are “works made for hire” as defined in the United States Copyright Act, 17 U.S.C. §101.

(b)As further consideration for the Company’s entering into this Agreement, Executive hereby assigns to the Company all right, title and interest Executive owns or at any time may have to the Work Product (whether during the Employment Period or after the termination of the Employment Period), and to any and all other Work Product in which Executive may have any right, title, or interest or which was at any time used in the business of the Company and its Subsidiaries or its affiliates. At any time, whether during the Employment Period or after the termination of the Employment Period, upon reasonable request of the Company, Executive shall fully cooperate with and assist the Company to protect the Company’s (and its Subsidiaries’) right to and interest in the Work Product in any and all countries of the world, and, upon reasonable request of the Company, shall execute all documents and instruments and do all things that may be required in connection therewith. If Executive is involuntarily terminated, Executive’s subsequent cooperation with the Company will be coordinated, at the Company’s expense, with Executive’s then employment commitments.

7.Non-Solicitation and Non-Competition. In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of Executive’s employment with the Company and its Subsidiaries (including its predecessors) Executive has and shall become familiar with the Company’s (and its Subsidiaries) trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and affiliates and that Executive’s services have been and shall be of special, unique and extraordinary value to the Company and its Subsidiaries and affiliates, and, therefore, Executive agrees that:

(a)from the date of this Agreement and during the Restriction Period (as defined below), Executive shall not directly or indirectly solicit or induce, attempt to solicit or induce or assist any person soliciting or inducing any employee of the Company to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof; provided, however, that the foregoing shall not apply to (a) general solicitations for employment, including through search firms, that are not specifically directed at employees of the Company and its Subsidiaries, (b) hiring any person who responds solely as a result of such general solicitations or contacts Employee on his or her own initiative without any direct or indirect solicitation or encouragement from you or your Representatives and (c) hiring any person whose employment with the Company or its Subsidiaries has ceased prior to any discussions with Executive with respect to prospective employment; and

(b)from the date of this Agreement and during the Restriction Period, without the prior written consent of the Company, Executive shall not, engage in, directly or indirectly, anywhere in the Restricted Area (as defined below), any business or enterprise which distributes, provides, renders or sells products or services which compete with the business of the Company or any of its Subsidiaries (collectively, the “Restricted Business”); except that if a court or arbitrator finds that such definition of Restricted Business not necessary to protect legitimate business interests of the Company, the Restricted Business shall be defined to mean any business or enterprise which distributes, provides, renders or sells products or services which compete with the business of designing and distributing original equipment manufacturer, military or aftermarket suspension and related products; and

(c)from the date of this Agreement and during the Restriction Period, Executive shall not in any way, directly or indirectly, for the purpose of engaging in any business that competes with the Restricted Business, call upon, solicit, advise, or otherwise do, or attempt to do, business with any customers, vendors or suppliers that were customers, vendors or suppliers of the Company or any Subsidiary (including its predecessors) within one year prior to the Executive’s termination date any individual Executive was either involved with (directly or indirectly) or about which Executive received Confidential Information (but in each case only as such solicitation or other contact relates to the Restricted Business), or induce or attempt to induce any such customer, vendor or supplier not to do business with the Company or any Subsidiary; and

(d)Executive shall not make any negative or disparaging statements or communications about the Company, any Subsidiary or affiliate, or any of their respective directors, officers, employees or stockholders. Nothing in this Agreement prohibits, limits or restricts, or shall be construed to prohibit, limit or restrict, the Executive from making disclosures required by the SEC.

For purposes of this Agreement, the term “engage in” (or variations thereof) means to own an interest in, manage, operate, join, control, lend money to, or render financial or other assistance to, or participate in or be connected with, either as an officer, employee, partner, member, stockholder, director, consultant and/or similar service provider capacity, any person that competes with the Restricted Business either directly or through an affiliate anywhere in the world; provided, however, that, for the purposes of this Agreement, ownership of voting securities having no more than five percent of the outstanding voting power of any such person that are listed on any national securities exchange or traded actively in a national over-the-counter market shall not be deemed to be in violation of this Agreement so long as Executive has no other connection or relationship with such Person.

For the purposes of this Agreement, “Restriction Period” shall mean the eighteen (18) months immediately following the termination of Executive’s employment for any reason; except that if a court or arbitrator finds that an eighteen (18) month Restriction Period is not reasonably necessary to protect legitimate business interests of the Company, the Restriction Period shall be fifteen (15) months immediately following the termination of Executive’s employment for any reason; except that if a court or arbitrator finds that a fifteen (15) month Restriction Period is not reasonably necessary to protect legitimate business interests of the Company, the Restriction Period shall be twelve (12) months immediately following the termination of Executive’s employment for any reason, except that if a court or arbitrator finds that a twelve (12) month Restriction Period is not reasonably necessary to protect legitimate business interests of the Company, the Restriction Period shall be nine (9) months immediately following the termination of Executive’s employment for any reason; except that if a court or arbitrator finds that a nine (9) month Restriction Period is not reasonably necessary to protect legitimate business interests of the Company, the Restriction Period shall be six (6) months immediately following the termination of Executive’s employment for any reason.

For the purposes of this Agreement, “Restricted Area” shall mean the United States; except that if a court or arbitrator finds that the United States as a Restricted Area is not reasonably necessary to protect legitimate business interests of the Company, the Restricted Area shall be the states of California, Georgia, Indiana, Michigan, North Carolina and Tennessee.
8.Severability; Remedies.

(a)Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction to the extent required to be enforceable under applicable law. If, at the time of enforcement of paragraph 7, a court shall hold that the restrictions stated therein are unreasonable under circumstances then existing, the parties agree such restrictions are divisible and shall be reduced to the extent required to be enforceable under applicable law. Executive acknowledges that the restrictions contained in paragraph 7 are reasonable and that Executive has reviewed this Agreement with Executive’s legal counsel.

(b)In the event of the breach or a threatened breach by Executive of any of the provisions of paragraphs 5, 6, or 7, the Company (and its Subsidiaries) would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company (and its Subsidiaries) shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions thereof (without posting a bond or other security). Nothing herein shall be construed as prohibiting the Company (and its Subsidiaries) from pursuing any other remedies available to them, at law or in equity, for any breach or threatened breach of this Agreement (including, any of the provisions of paragraphs 5, 6 or 7) by Executive, including recovery of damages from Executive and forfeiture of any and all Severance.

9.Executive’s Representations. Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (b) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be a legal, valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that Executive has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.

10.Miscellaneous.

(a)Survival. Paragraphs 4 through 10 shall survive and continue in full force and effect notwithstanding the termination of Executive’s employment and this Agreement.

(b)Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Michael C. Dennison
Address on file.

Notices to the Company:

Fox Factory Holding Corp.
6634 HWY 53
Braselton, GA 30517
Attn: Chief Human Resources Officer
Facsimile: 706.243.4622

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

(c)Termination of Prior Agreement/Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, except with respect to any portion of the Performance Bonus earned for the fiscal year ending January 3, 2020 under Section 3(b) of the Original Agreement, as set forth in Section 3(b) of this Agreement. Upon the Effective Date, Executive’s prior compensation Agreement(s) with the Company (together with all amendments thereto, collectively the “Terminated Agreement”) shall be automatically terminated without further action by the parties, except with respect to any portion of the Performance Bonus earned for the fiscal year ending January 3, 2020 under Section 3(b) of the Original Agreement, as set forth in Section 3(b) of this Agreement. For the avoidance of doubt, the termination of the Terminated Agreement will not create any severance or other obligations to Executive.

(d)No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(e)Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or portable document format (PDF)), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(f)Successors and Assigns. Subject to the limitations stated herein and in the 2013 Omnibus Plan, this Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets or interests of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for purposes of this Agreement). This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees, but will not otherwise be assignable, transferable or delegable by Executive. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as otherwise expressly provided in this paragraph 10(f).

(g)Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Georgia, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia.

(h)Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate Executive’s employment with or without Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement. For purposes of clarification, it is understood by the parties that Section 10(h) shall in no way invalidate Executive’s obligation to act within the sixty (60) day time limit of Section 4(b)(iii), as applied to Section 4(b)(ii)(B) and Section 4(b)(iv).

(i)Insurance. The Company may procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any reasonable medical or other examination, supply any available information and execute and delivery any applications or other instruments in writing as may be reasonably necessary to obtain and maintain such insurance.

(j)Corporate Opportunity. During his employment, Executive shall submit to the Company all business, commercial and investment opportunities or offers presented to Executive, or of which Executive becomes aware, at any time during Executive’s employment which relate to the business of design, manufacture, distribution, marketing, assembly or sale of suspension products for vehicles, including mountain bikes, snow mobiles, all-terrain vehicles, motorcycles and off-road automotive vehicles (“Corporate Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

(k)Executive’s Cooperation. During his employment and thereafter, Executive shall cooperate, at the Company’s expense, with the Company and its Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company copies of all relevant documents which are or may come into Executive’s possession to the extent they may be provided to the Company without civil or criminal penalty to Executive, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments).

(l)Clawback Policy. Notwithstanding any other provision contained herein, all amounts payable pursuant to Article 3(b) of this Agreement shall be subject to the Company’s policy entitled “Recoupment of Incentive Compensation Upon Restatement or Misstatement of Financial Results, or as Required by Law” (as may be amended from time to time). Executive hereby acknowledges receipt of a copy of such policy.

(m)Arbitration. Any controversy, claim, cause of action, in law or equity, or dispute involving the parties (or their affiliated persons or entities) directly or indirectly concerning this Agreement, Executive’s employment by the Company or cessation thereof, and/or the subject matter thereof, including its enforcement, performance, breach, or interpretation, shall be resolved solely and exclusively by final and binding arbitration held in Hall County, Georgia by one (1) arbitrator in accordance with the rules of employment arbitration then followed by JAMS or any successor to the functions thereof. The arbitrator shall apply Georgia law in the resolution of all controversies, claims and disputes and shall have the right and authority to determine how his or her decision or determination as to each issue or matter in dispute may be implemented or enforced. Any decision or award of the arbitrator shall be final, conclusive and binding on the parties to this Agreement, and there shall be no appeal therefrom other than from gross negligence or willful misconduct. Notwithstanding the foregoing, claims regarding worker’s compensation and unemployment compensation benefits shall not be subject to arbitration under this Agreement. Each party in any such arbitration shall be responsible for its own attorneys’ fees, costs and necessary disbursements; provided, however, that if one party refuses to arbitrate and the other party seeks to compel arbitration by court order, if such other party prevails, it shall be entitled to recover its reasonable attorneys’ fees, costs and necessary disbursements. Notwithstanding the forgoing, the Company shall pay the arbitrator’s fees.

(i)The parties hereto agree that any action to compel arbitration pursuant to this Agreement may be brought in any appropriate state court in Hall County, Georgia, and in connection with such action to compel, the laws of Georgia shall control. Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies which may be necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.

(ii)Notwithstanding the foregoing, the Company shall be entitled to seek injunctive relief and other equitable remedies, in any court of competent jurisdiction, to enforce this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY
FOX FACTORY HOLDING CORP.
By: /s/ Larry L. Enterline
Its: Executive Chairman of the Board

EXECUTIVE:
/s/ Michael C. Dennison
Michael C. Dennison